Exhibit 10.56

WAIVER

This WAIVER (this “Waiver”) is made and entered into as of July 22, 2022 by and between Marizyme, Inc., a Nevada corporation (the “Company”) and Waichun Logistics Technology Limited, an entity (the “Investor”).

WHEREAS, pursuant to Section 2.1(a) of the Unit Purchase Agreement, dated as of March 24, 2022 (as amended and in effect from time to time, including any replacement agreement therefor, the “Purchase Agreement”), among the Company and the Investor, the Investor agreed to subscribe for $4,000,000 in Units.

WHEREAS, on or around March 24, 2022, the Investor invested $2,000,000, and received 1,142,857 Units pursuant to the per-Unit purchase price under the Purchase Agreement.

WHEREAS, under a separate unit purchase agreement between the Investor and the Company, dated as of June 17, 2022, the Investor agreed to subscribe for $500,000. On or around June 17, 2022, the Investor invested $500,000 pursuant to such agreement, and received 285,714 Units pursuant thereto.

WHEREAS, the Company and the Investor desire to confirm the Investor’s waiver of any rights to subscribe for any Units pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions; Transaction Documents. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Purchase Agreement. This Waiver shall constitute a waiver for all purposes of the Purchase Agreement under Section

11.9 thereof.

2. Confirmation of Waiver. The Investor hereby confirm its waiver of any rights to subscribe for any Units pursuant to the Purchase Agreement.

3. Conditions to Effectiveness of Waiver. This Waiver shall become effective upon receipt by the Company and the Investor of counterpart signatures to this Waiver duly executed and delivered by the Company and the Investor.

4. No Implied Consent or Waiver. Except as expressly set forth in this Waiver, this Waiver shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Investor under the Purchase Agreement or the other Transaction Documents, or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained in the Purchase Agreement or the other Transaction Documents, all of which shall continue in full force and effect. Nothing in this Waiver shall be construed to imply any willingness on the part of the Investor to agree to or grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Purchase Agreement or the other Transaction Documents.

5. Counterparts. This Waiver may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Waiver by e-mail (e.g., “pdf” or “tiff”) or fax transmission shall be effective as delivery of a manually executed counterpart of this Consent.

6. Governing Law. THIS WAIVER SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PREPARED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

MARIZYME, INC.

By:	/s/ David Barthel
Name:	David Barthel
Title:	Chief Executive Officer

WAICHUN LOGISTICS TECHNOLOGY LIMITED

By:	/s/ Hui Xian
Name:	Hui Xian
Title:	Chief Executive Officer